Exhibit 10.1

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

This Membership Interest Contribution Agreement (this “Agreement”) is made and entered into as of this 24th day of October, 2014 (the “Effective Date”), by and among Jon S. Wheeler, a resident of the Commonwealth of Virginia (“Wheeler”), and Wheeler REIT, L. P., a Virginia limited partnership (“REIT”).

RECITALS

A. Wheeler owns all of the issued and outstanding membership interests of Wheeler Interests, LLC, a Virginia limited liability company (“Wheeler Interests”), and WHLR Management, LLC, a Virginia limited liability company (“Wheeler Management” and collectively with Wheeler Interests each, a “Contributed Company” and collectively, the “Contributed Companies”).

B. Pursuant to a Membership Interest Contribution Agreement dated as of October 24, 2014, by and among Wheeler and Wheeler Interests, and attached hereto as Exhibit A, Wheeler contributed 100% of the membership interests of Wheeler Real Estate, LLC, a Virginia limited liability company (“Wheeler Real Estate” and collectively with Wheeler Interests and Wheeler Management each, a “Company” and collectively, the “Companies”) to Wheeler Interests.

C. Wheeler wants to contribute to REIT, and REIT wants to accept from Wheeler, all of the issued and outstanding membership interests of each of the Contributed Companies in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions hereof, the parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION OF MEMBERSHIP INTERESTS

1.1 Contribution of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Wheeler shall contribute, assign, transfer and deliver to REIT, and REIT shall accept from Wheeler, all of the membership interests in the Contributed Companies held by Wheeler, which constitute one hundred percent (100%) of the equity interests in the Contributed Companies (collectively, the “Membership Interests”), free and clear of all Liens whatsoever. The term “Closing” means the consummation of the transactions contemplated by this Agreement, and the date upon which Closing shall occur shall be defined as the “Closing Date.” Any terms used in this Agreement and not specifically defined herein shall have definitions assigned to them in Section 8.1 below.

1.2 Purchase Price. The total consideration to be paid by the REIT to Wheeler (the “Purchase Price”) for the contribution of the Membership Interests at Closing shall be allocated among the Contributed Companies as follows:

Company	Purchase Price	UPREIT Shares	Cash in Lieu of Shares
Wheeler Interests	$5,417,000	1,217,303	$1.65
Wheeler Management	$1,333,000	299,550	$2.50

1.3 Closing Deliveries.

(a) Deliveries by Wheeler. At Closing, in addition to any other documents required to be delivered pursuant to the terms of this Agreement, Wheeler shall deliver, or cause to be delivered, to REIT the following items (collectively, the “Wheeler’s Closing Deliveries”):

(i) certificates representing the Membership Interests, if such membership interests are certificated, duly endorsed (or accompanied by appropriate transfer powers duly endorsed) in blank by the registered holders thereof for transfer, and such supporting documents, endorsements, assignments, and affidavits, in form and substance satisfactory to REIT and its counsel, as are necessary to permit REIT (or its designee) to acquire the Membership Interests free and clear of all Liens;

(ii) good standing certificates for each of the Companies from the Secretary of State of the Commonwealth of Virginia as well as each state in which the Companies are certified, qualified or registered to do business as foreign entities, each of which shall be dated no later than ten (10) days prior to the Closing Date;

(iii) certified copies of all Governing Documents of each of the Companies, all certified by members, managers or other appropriate governing authority, together with copies of each of the Companies’ articles of organization certified by the Secretary of State of the Commonwealth of Virginia;

(iv) fully executed Contribution and Subscription Agreements;

(v) the original limited liability company record books and equity record books of each of the Companies;

(vi) any other documents reasonably requested by REIT in order to consummate the transaction contemplated by this Agreement; and

(vii) a certificate, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1 have been satisfied.

(b) Deliveries by REIT. At the Closing, REIT shall deliver, or cause to be delivered, to Wheeler, UPREIT Shares and cash in lieu of any partial UPREIT Shares, if applicable, as referenced in Section 1.2. Additionally, REIT shall obtain verbal confirmation by Computershare Trust Company, N.A. (“Computershare”), of the issuance of the UPREIT Units to Wheeler in the amounts referenced in Section 1.2 hereof, and written confirmation of such issuance immediately after posting on Computershare’s records.

1.4 Tax Consequences to Wheeler. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “purchaser”, “seller”, and “sale”, the parties hereto acknowledge, agree and consent that the transactions contemplated hereby will be treated for federal and state income tax purposes as (i) in accordance with Section 721 of the Code with respect to any portion of the Purchase Price that is payable in UPREIT Shares and (ii) as a partial sale of the assets to the extent of the Wheeler’s receipt of any cash Purchase Price paid pursuant to Section 1.2.

ARTICLE 2

GENERAL REPRESENTATIONS AND WARRANTIES OF WHEELER

Wheeler represents and warrants to REIT as follows:

2.1 Validity and Enforceability. Wheeler has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of Wheeler. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Wheeler and, assuming due authorization, execution and delivery by REIT, represent the legal, valid and binding obligation of Wheeler enforceable against Wheeler in accordance with their respective terms.

2.2 Title to Membership Interests. Wheeler is the sole record and beneficial owner of, and has good and marketable title to the Membership Interests, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, REIT will acquire good and valid title to Wheeler’s Membership Interests, free and clear of all Liens.

2.3 No Violation. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by Wheeler of his obligations hereunder, will: (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Violation”) (i) any provision of the Governing Documents of any of the Companies, or (ii) any Law or Order applicable to Wheeler or any of the Companies, or by which any of his, her or its properties or assets are bound; (b) conflict with or result in a Violation of, or otherwise give any Person additional rights or compensation under, any agreement, contract, license, lease, instrument or other arrangement to which Wheeler or Company is a party or by which any of the assets or properties of Wheeler or any of the Companies are bound, except where the Violation is not reasonably likely to result in a Material Adverse Effect; or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Membership Interests.

2.4 Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Government Agency or any other Person, including a party to any contract with any Company is required in connection with (a) the execution and delivery by Wheeler of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately following the Closing Date of any permit or contract of any Company, in each case.

2.5 Litigation. There is no Order or Proceeding pending, or to Wheeler’s Knowledge, threatened against Wheeler or any Company that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Wheeler from complying with the terms of this Agreement.

2.6 No Bankruptcy. Wheeler is not a debtor in any bankruptcy or other insolvency Proceeding.

2.7 Securities Representations. As required by Section 1.3(a)(iv) of this Agreement, at Closing, Wheeler shall make other representations and warranties upon his execution of the Contribution and Subscription Agreements. Wheeler hereby acknowledges that the Contribution and Subscription Agreements shall be deemed to be part of this Agreement and the representations and warranties made by Wheeler in the Contribution and Subscription Agreements shall be incorporated herein.

2.8 Investment Intent. Wheeler has held his Membership Interests for a period in excess of six months, and Wheeler acquired his Membership Interests for investment purposes and without an intent to sell or distribute the same.

2.9 Wheeler Interests acquisition of Wheeler Real Estate. As of the Closing Date, Wheeler Interests owns 100% of all of the issued and outstanding membership interests of Wheeler Real Estate, free and clear of all Liens.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF WHEELER RELATING TO THE COMPANIES

Wheeler represents and warrants to REIT as follows:

3.1 Organization; Power and Authority; Affiliates; Books and Records.

(a) Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and is duly authorized, qualified or licensed to do business and is good standing in each of the jurisdictions listed on Schedule 3.1(a), which are the only jurisdictions in which the Companies are required to be so qualified. Set forth on Schedule 3.1(a) is each location (specifying country, state and city) where each of the Companies: (a) have a place of business; (b) own or lease real property; and (c) own or lease any other property.

(b) Each of the Companies has all requisite corporate or company power and authority to (i) own, lease and operate its properties and assets as and where currently owned, operated and leased and (ii) carry on its business as now being conducted.

(c) Complete and correct copies of the applicable charter documents, bylaws, operating agreements and partnership agreements (collectively, the “Governing Documents”) of each of the Companies, each as currently in effect and reflecting any and all amendments thereto through the date hereof, have been previously delivered and made available to REIT. Such Governing Documents are in full force and effect, and each of the Companies are not in material violation of any provision thereof.

(d) All books, records and accounts of each of the Companies are accurate and complete in all material respects and are maintained in accordance with good business practice and applicable Laws. The minute books and equity record books of each of the Companies are true, correct and complete and accurately reflect the record ownership of all outstanding equity interests of the Companies and all actions taken by the Companies.

3.2 Capitalization.

(a) Wheeler owns all of the issued and outstanding Membership Interests of each of the Contributed Companies and Wheeler Interests owns all of the Membership Interests of Wheeler Real Estate. All of the Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any applicable federal and state securities Laws and any preemptive rights or rights of first refusal or similar rights of any Person. The Membership Interests represent the only issued and outstanding equity of the Contributed Companies. There are no outstanding securities convertible into, or exchangeable or exercisable for Membership Interests and there are no options, warrants, calls, rights, subscriptions, preemptive rights, claims of any character, commitments, obligations or agreements (including employment, termination and similar agreements), contingent or otherwise, of any kind obligating any Company, directly or indirectly, to issue, deliver, sell, purchase, redeem or acquire any Membership Interests in any of the Contributed Companies, or obligating any of the Contributed Companies to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any of the Companies and (ii) there is no obligation, contingent or otherwise, of any of the Companies to repurchase, redeem or otherwise acquire any Membership Interests of any of the Contributed Companies or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of any other Person. There are no bonds, debentures, notes or other Indebtedness of any of the Companies having the right to vote or consent (or convertible into or exchangeable for securities of any of the Companies having the right to vote or consent) on any matters on which the members of any of the Companies may vote.

(b) Each of the Companies has no subsidiaries. Each of the Companies does not directly or indirectly own or control any interest in any Person and no business of any of the Companies is carried on or conducted through any direct or indirect subsidiary or Affiliate of any of the Companies. Each of the Companies has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity. Each of the Companies has never (i) merged with any entity, (ii) acquired any entity, or (iii) acquired any interest in any entity, including by reason or virtue of any business transaction involving any merger, “roll-up,” consolidation, reorganization, recapitalization, restructuring or any other type of transaction. Neither Wheeler nor the Companies have any obligation to make any payment to any Person with respect to any promoted or participation interest, or any similar payment, arising from the Companies or any partnership, joint venture or other business enterprise or entity to which the Companies now have or have had any direct or indirect interest.

3.3 Financial Statements and Valuation.

(a) A true and accurate copy of the “Valuation of the 100 Percent Controlling Interests in Wheeler Interests, LLC, Wheeler Management, LLC and Wheeler Real Estate, LLC” prepared by Dixon Hughes Goodman LP is attached hereto as Exhibit B.

(b) The books and records of each of the Companies accurately and fairly reflect, in all material respects, its income, expenses, assets and liabilities, and each Company maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (v) all charges and expenses among the Companies and Wheeler are accurately reflected at fair arm’s length value in all financial statements.

(c) The books and records of each of the Companies, all of which have been made available to REIT, are complete and correct and have been maintained in accordance with sound business practices.

3.4 No Material Adverse Effect. Since January 1, 2012, the business and operations of each of the Companies have been conducted in the Ordinary Course of Business, and there have been no developments, facts, events, occurrences or conditions of any character that, individually or in the aggregate, have had, or is reasonably likely to result in, a Material Adverse Effect.

3.5 Intellectual Property. All of the registered or applied-for Intellectual Property, including the patents, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing owned by the Companies (“Registered Intellectual Property”) are set forth on Schedule 3.5. To Wheeler’s Knowledge, the Companies own all right, title and interest in and to the Registered Intellectual Property. To Wheeler’s Knowledge, each of the Companies has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all material trade secrets included in each of the Companies’ Intellectual Property. Each of the Companies owns or possesses sufficient legal rights to all Intellectual Property necessary for their business without any conflict with, or infringement of, the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to Intellectual Property, nor are any of the Companies bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. Each of the Companies has not received any written communications alleging that any of the Companies has violated or, by conducting its respective business, would violate any Intellectual Property rights of any other Person. Except as set forth on Schedule 3.5, to Wheeler’s Knowledge, no other Person is violating any Intellectual Property rights of any of the Companies. Wheeler is not aware that the Companies’ employees are obligated under any contract or agreement (including licenses, covenants or commitments of any nature), or subject to any Order, that would interfere with the use of such employee’s best efforts to promote the interest of the Companies or that would conflict with the Companies’ business. Neither the execution or delivery of this Agreement, nor the carrying on of the Companies’ business by the employees of the Companies, nor the conduct of the Companies’ business as proposed, will, to

Wheeler’s Knowledge, either conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement, covenant or instrument under which any such employee is now obligated, or materially impair the rights of the Companies to use, own, or license any Intellectual Property owned by the Companies that is necessary to conduct their business. Each of the Companies does not believe it is or will be necessary to use any Intellectual Property of any employee (or Persons any Company currently intends to hire) made prior to their employment by any of the Companies.

3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a complete and accurate list of the following written contracts and agreements, and any amendments, modifications or supplements thereto as of the date hereof (each, a “Material Contract” and collectively, “Material Contracts”):

(i) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on the assets or property of any Company;

(ii) providing for the employment of any Person;

(iii) containing covenants limiting the freedom of any of the Companies to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person;

(iv) for which any of the Companies are the recipient or grantor of a license, sublicense (of any tier), covenant not to sue or assert, or immunity from suit of any Intellectual Property, except licenses to software that is generally commercially available;

(v) wherein any of the Companies assigns or is obligated to assign, any title, in whole or in part, solely or jointly, beneficially or actually, with respect to any Intellectual Property, or any entity has an option or other right concerning any of the foregoing;

(vi) with any managers, directors, officers, employees or shareholders of any of the Companies or any Affiliates of Wheeler;

(vii) providing for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) in excess of $50,000.00;

(viii) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of any Company;

(ix) providing for any offset, countertrade or barter arrangement;

(x) involving a sales representative, broker or advertising arrangement that by its express terms is not terminable by a Company at will or by giving notice of thirty (30) days or less, without liability;

(xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by any Company with any other Person;

(xii) involving management services, consulting services, support services or any other similar services;

(xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or

(xiv) granting a power of attorney to any Person.

(b) Except as expressly set forth on Schedule 3.6(a) attached hereto and incorporated herein, no Company is a party to or bound by, whether written or oral, any Material Contract. Each Material Contract is a valid, binding and an enforceable obligation of the Companies. Each of the Companies are not in default with respect to their obligations or liabilities under any of the Material Contracts, and to Wheeler’s Knowledge, no third party is in default under any Material Contract. To Wheeler’s Knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will afford any other party to a Material Contract the right to terminate such Material Contract.

3.7 Compliance with Laws; Permits.

(a) Each of the Companies is now, and has been since January 1, 2012, in material compliance with all applicable Laws and Orders. To Wheeler’s Knowledge, there is no proposed Law or Order that would be applicable to any Company that would materially affect the Company’s business. No Company has received notice or has Basis to expect to receive notice regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any Law or Order, or (ii) any actual, alleged, possible or potential obligation or liability of any Company.

(b) Each of the Companies is in material compliance with the terms and conditions of all applicable permits and there is no pending or, to Wheeler’s Knowledge, threatened termination, expiration, suspension, withdrawal or revocation of any such permits. Except for the permits set forth on Schedule 3.7(b), there are no permits, whether written or oral, necessary or required for the conduct of the business of any Company. To Wheeler’s Knowledge, all such permits are valid and in full force and effect, and none of the permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement by Wheeler or the consummation of the transactions contemplated hereby.

3.8 Insurance. Schedule 3.8 sets forth a true and complete list of all insurance policies covering all assets, business, equipment, properties, operations, employees, officers and managers of the Companies. Each such policy is valid and enforceable and in full force and effect and there is no material breach or default by any of the Companies, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any such policy. There is no claim by any Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies and bonds have been paid. To Wheeler’s Knowledge, there is no threatened termination of, or premium increase with respect to, any such policies. Each of the Companies has not been refused any insurance with respect to their business, nor has coverage been limited by any insurance carrier to which any Company has applied for insurance or with which a Company has carried insurance.

3.9 Litigation and Orders.

(a) Except as disclosed on Schedule 3.9(a), there are, and since January 1, 2012, there have been no Proceedings pending or threatened against, related to or affecting any Company, any Company’s operations, assets or managers, officers, employees or members, in their capacities as such, or affecting the Membership Interests. To Wheeler’s Knowledge, no event has occurred or circumstances exist that could give rise to or serve as the basis for the commencement of any such Proceeding.

(b) There are, and since January 1, 2012 there have been, no Orders against or affecting any Company, or any of the Companies’ operations, assets or managers, officers, employees or members, in their capacities as such, or affecting the Membership Interests.

3.10 Taxes.

(a) Except as set forth in Schedule 3.10(a), each of the Companies has timely filed all tax returns required to be filed by it with respect to all Taxes. As of the date hereof, all Taxes payable by or on behalf of or with respect to the income, assets and operations of Wheeler and each of the Companies has been fully and timely paid (whether or not shown to have become due pursuant to any Tax Return) to the appropriate taxing authority. As of the date hereof, each of the Companies has timely paid all other Taxes for which a notice of assessment or demand for payment has been received. All such Tax Returns have been prepared materially in accordance with all applicable Laws and requirements and accurately reflect the taxable income (or other measure of Tax base) of the Companies for the periods covered. Each of the Companies has timely filed all information returns or reports, including, but not limited to, Forms 1099 and Forms W-2 (and foreign, state and local equivalents) which are required to be filed and have to a material extent accurately report all information required to be included on such returns or reports. There are no notices of deficiency or proposed or threatened assessments of tax, in each case in writing, against any Company or proposed adjustments to any Tax Return pending against any Company, or any proposed adjustments to the manner in which any Tax of any Company is determined, nor is there pending any audit or review of any Company’s Tax Returns. No Tax Return of any Company has been audited by the relevant authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the financial statements), and to Wheeler’s Knowledge, no Tax Return has been under examination by any taxing authority. No Claim has been made by a taxing authority of a jurisdiction where the Companies do not file Tax Returns that any of the Companies may be subject to taxation by that jurisdiction. No Company has granted a power of attorney with respect to any Tax matter that has a continuing effect. There are no Liens upon the assets of any Company. No Company been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person (other than a group of which a Company was the parent). None of the Companies have any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(b) Charges, accruals and reserves for Taxes with respect to the Companies for Tax periods prior to the Closing Date or for any tax period beginning before the Closing Date but ending after the Closing Date (a “Straddle Period”) (including any Tax period prior to the Closing or Straddle Period for which no Tax Return has yet been filed) have been estimated and reflected on the financial statements of the Companies (in addition to any provision for deferred income Taxes) and are adequate to cover such Taxes as of the date of September 30, 2014.

(c) There is no claim (including under any indemnification or Tax sharing agreement), audit, action, suit, proceeding or investigation now pending or, to Wheeler’s Knowledge, threatened against or in respect of: (i) any Tax; or (ii) any items of net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes, other than normal and routine audits by non-federal government agencies.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Company for any taxable period.

(e) No Company is a party to, bound by, or has any obligation under, any Tax sharing allocation or indemnity agreement or similar contract.

(f) No Company is a “foreign person” within the meaning of the Code and regulations promulgated thereunder.

(g) Each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No Company has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code and no member of any Company is a foreign person for purposes of section 1445 or other provisions of the Code. No Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(h) Each Company has correctly withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(i) Each of the Companies is and at all times has been and will be until the Closing Date, properly classified for federal, state and local income Tax purposes as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

3.11 Employee Benefits.

(a) The only employee pension benefit plans (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), welfare benefit plans (as defined in section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, equity award, deferred compensation, severance pay, salary continuation, retirement, welfare benefit, incentive or other compensation plan or arrangement, and other employee fringe benefit plans presently maintained, or contributed to, by any of the Companies or their ERISA Affiliates or with respect to which a Company or any ERISA Affiliate has any liability, are those listed in Schedule 3.11(a) (the “Benefit Plans”).

(b) Each Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

(c) All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Government Agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed to Wheeler’s Knowledge.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and, to Wheeler’s Knowledge, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) To Wheeler’s Knowledge, each of the Benefit Plans has been administered at all times in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of the Code, but is not yet required to be amended to reflect such Code provision, it has been administered in accordance with such Code provision. To Wheeler’s Knowledge, there are no pending investigations by any Government Agency involving the Benefit Plans, no termination Proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or Proceedings with respect to any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor are there any facts, to Wheeler’s Knowledge, which could give rise to any material liability in the event of any such investigation, claim, suit or Proceeding.

(f) To Wheeler’s Knowledge, all Persons now or heretofore classified by any Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; each of the Companies has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and no Company has an obligation to provide benefits with respect to such independent contractors under any Benefit Plan or otherwise.

(g) To Wheeler’s Knowledge, neither the Companies nor any ERISA Affiliate currently have, and at no time in the past have had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(h) With respect to each group health plan benefiting any current or former employee of any Company or any ERISA Affiliate that is subject to Section 4980B of the Code,

to Wheeler’s Knowledge, each of the Companies and each ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i) Each of the Companies has all rights necessary to amend or terminate each of the Benefit Plans without the consent of any other Person.

3.12 Labor Matters.

(a) Set forth on Schedule 3.12(a) is a true and complete list of each contract between each of the Companies and any of their respective employees, consultants, independent contractors or sales representatives (“Employees”). Neither the Companies nor any of the Companies’ employees are a party to any type of salary continuation plan, equity plan, phantom equity plan or any other type of similar arrangement that would financially obligate any of the Companies (“Salary Continuation Plans”). No Company has any financial or other obligation under any Salary Continuation Plan. Neither the Companies nor, to Wheeler’s Knowledge, any of the Companies’ Employees, are a party to any non-compete, non-solicitation, confidentiality or exclusive services agreement or are subject to any other contractual or other obligation prohibiting either employment with or the providing of any services or information to the Companies or any of their customers.

(b) (i) No Company is a party to or bound by any union contract, collective bargaining agreement, independent contractor agreement, consultation agreement or other similar type of contract, (ii) no Company has agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the Employees and (iv) to Wheeler’s Knowledge, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any Employees. No Company has experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty since January 1, 2012 and, to Wheeler’s Knowledge, there are no facts or circumstances that may lead to any such labor dispute. To Wheeler’s Knowledge, there are no pending or threatened strikes, picketing, slowdowns, work stoppages, lock-outs, grievances upon any of the Companies or other labor disputes with respect to individuals employed by any of the Companies. To Wheeler’s Knowledge, there are no pending or threatened complaints, actions or charges with, or investigations by, any federal, state or local Government Agency (including but not limited to the National Labor Relations Board, Department of Labor or Equal Employment Opportunity Commission) or court with respect to any individual or group of individuals employed by, formerly employed by, or who sought employment with any of the Companies, relating in any way to or arising in any way out of employment, former employment or prospective employment. To Wheeler’s Knowledge, no individuals employed by any of the Companies are represented by any labor organization, and no group of such individuals have made a pending demand for recognition or have filed a petition seeking a representation Proceeding presently pending with the National Labor Relations Board.

(c) Schedule 3.12(c) sets forth a list of all Employees, their respective job titles, locations, exempt or non-exempt status, current annual salary or rate of all regular and special compensation and commissions (including any bonus, if applicable), and all accrued but unpaid sick or vacation time for each Employee as of the date hereof, and the amount owed in the event the Employee was to cease being employed by the Companies as of the date hereof, and the amount of all remuneration paid by each Company to each such Employee and to any manager or officer of each Company, during the twelve-month period preceding the date hereof. Except as set forth on Schedule 3.12(a), the Employees are “at will” and no Company employs any Employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the Companies. To Wheeler’s Knowledge, no Employee intends to terminate his or her employment relationship with a Company.

(d) To Wheeler’s Knowledge, each of the Companies: (i) is not in violation of applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld and reported all amounts required by Law or contract to be withheld and reported with respect to wages, salaries and other payments to their respective Employees; (iii) has no liability for any arrears of wages or any Taxes or any penalty for violation of any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Agency, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business).

(e) Each of the Companies is now, and since January 1, 2012, has made commercially reasonable efforts to comply with all Laws prohibiting discrimination, harassment or retaliation on any basis against employees, former employees or applicants.

(f) Each of the Companies is now, and since January 1, 2012, has made commercially reasonable efforts to comply with the Fair Labor Standards Act and any applicable state or local Laws with respect to the payment of wages or compensation.

(g) To Wheeler’s Knowledge, each of the Companies is in compliance with the Immigration Reform and Control Act and have properly obtained and maintains a Form I-9 and supporting documentation for every Employee.

(h) To Wheeler’s Knowledge, each of the Companies has not received since January 1, 2012 any citations or complaints under the Occupational Safety and Health Act or any comparable state or local Law.

3.13 Bank Accounts. Schedule 3.13 sets forth a true and complete list of the name and address of each bank in which each of the Companies has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all Persons authorized to draw thereon or to have access thereto.

3.14 Officers. Schedule 3.14 sets forth a true and complete list of the names and titles of all managers and officers of each of the Companies and of each trustee, fiduciary or plan administrator of each Employee Benefit Plan of the Companies.

3.15 Disclosure. All documents and other materials delivered to REIT by or on behalf of the Companies or Wheeler in connection with the transactions contemplated by this Agreement are materially accurate and complete and authentic at the date when such information is furnished. No representation or warranty by any Company or Wheeler in this Agreement, and no exhibit, document, certificate or schedule furnished or to be furnished to REIT pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide REIT with adequate and complete information as to the Companies and their affairs. There is no fact known by any Company or Wheeler (other than the general economic conditions) including the existence of any Law currently in effect or proposed, that materially and adversely affects or, so far as each Company and Wheeler can reasonably foresee, threatens, any of the financial condition or results of operations of any of the Companies or the ability of any of the Companies or Wheeler to perform under this Agreement.

3.16 Title to Assets.

Each of the Companies has good and valid title to, or a valid leasehold interest in all personal property and other assets of the Company. All such assets (including leasehold interests) are free and clear of Liens and except the following:

(i) those items set forth in Schedule 3.16;

(ii) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Company’s financial statements;

(iii) Mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent; and

(iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF REIT

REIT represents and warrants to Wheeler as follows:

4.1 Existence and Good Standing. REIT is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

4.2 Validity and Enforceability. REIT has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of REIT. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by REIT and, assuming due authorization, execution and delivery by the Companies and Wheeler, as applicable, represent the legal, valid and binding obligation of REIT enforceable against REIT in accordance with their respective terms.

4.3 No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the performance by REIT of its obligations hereunder or thereunder, will conflict with or result in any Violation of (a) any provision of the Governing Documents of REIT, or (b) any Laws or Order applicable to REIT.

4.4 Consents. With the exception of the filing of a Form D with the Securities and Exchange Commission pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, and any applicable filings required under state securities laws, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Government Agency or any other Person, is required in connection with the execution and delivery by REIT of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby.

4.5 Litigation. There is no Order or Proceeding pending, or to the knowledge of REIT, threatened against REIT that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent REIT from complying with the terms of this Agreement.

4.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT.

ARTICLE 5

INDEMNIFICATION

5.1 Survival. The representations and warranties given or made in this Agreement shall survive for a period of two (2) years after the Closing Date and shall thereafter terminate and be of no further force or effect.

5.2 General Indemnification by Wheeler. Wheeler shall, indemnify, defend, protect and hold harmless REIT, the Companies and each of their respective directors, officers, members, managers, affiliates, attorneys, agents, representatives, employees, successors and assigns (collectively, the “REIT Indemnified Parties”) from, against and in respect of all liabilities, losses, claims, damages (including punitive, direct and indirect and consequential damages and lost revenue and income), actions, suits, Proceedings, demands, fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Claims”), suffered, sustained, incurred or paid by any REIT Indemnified Party in connection with, based upon, resulting from or arising out of, directly or indirectly:

(a) any inaccuracies in or any breach of any representation or warranty of Wheeler contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement delivered by Wheeler in connection herewith;

(b) any non-fulfillment by Wheeler of any covenant or agreement set forth in this Agreement or any Ancillary Agreements, or any failure by Wheeler to fulfill any other obligation in respect hereof or thereof;

(c) all Taxes (or the nonpayment thereof) imposed upon, or incurred by the Companies or attributable to the operation of their business prior to and including the Closing Date; and

(d) The operation of each of the Companies’ business prior to the Closing Date.

5.3 General Indemnification by REIT. REIT shall indemnify, defend, protect and hold harmless Wheeler from, against and in respect of all Claims suffered, sustained, incurred or paid by Wheeler in connection with, based upon, resulting from or arising out of, directly or indirectly:

(a) any inaccuracies in or any breach of any representation or warranty of REIT set forth in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement delivered by REIT in connection herewith; and

(b) any non-fulfillment by REIT of any covenant or agreement set forth in this Agreement or any Ancillary Agreements, or any failure by REIT to fulfill any other obligation in respect hereof or thereof.

5.4 Indemnification Procedures. All Claims or demands for indemnification under Sections 5.2 and 5.3 shall be asserted and resolved as follows:

(a) In the event that any Proceeding shall be instituted or that any claim or demand for which an indemnifying party (the “Indemnifying Party”) would be liable to a REIT Indemnified Party or Wheeler (as applicable, the “Indemnified Party”) hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The failure of the Indemnified Party to give reasonably prompt notice of any third- party claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly, but no later than thirty (30) days from the receipt of the Claim Notice (the “Notice Period”), notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand; and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with any such claim or demand (with counsel reasonably satisfactory to the Indemnified Party); provided, that (i) the defense of such claim or demand by an Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party, (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (iii) the claim or demand solely seeks (and continues to seek) monetary damages, (iv) the claim or demand does not include criminal charges, (v) the Indemnifying Party expressly agrees in writing to be fully responsible for all Claims relating to such claim or demand, and (vi) unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party (the conditions set forth in clauses (i) through (vi) being collectively referred to herein as the “Litigation Conditions”). If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense; provided, that if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, (iii) any of the Litigation Conditions ceases to be met or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such claim or demand, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense; provided, further, that upon the occurrence of clauses (i) through (iv) above, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim or demand in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 5.4, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all costs and expenses of the Indemnified Party with respect thereto, including interest from the date judgment is rendered at the fluctuating rate per annum equal to two percentage points in excess of the prime rate published from time to time in The Wall Street Journal (the “Applicable Rate”).

(b) A claim or demand for indemnification for any matter not involving a third-party claim may be asserted by reasonably prompt notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article 5 except to the extent that the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be presumed a liability of the Indemnifying Party hereunder.

(c) Nothing herein shall be deemed to prevent the Indemnified Party from making (and an Indemnified Party may make) a claim hereunder for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified

Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

5.5 Payment of Indemnification Obligations. In the event that any Indemnifying Party is required to make any payment under this Article 5, such party shall promptly pay by cash the Indemnified Party the amount of such indemnity obligation.

ARTICLE 6

TAX MATTERS AND PRICE ALLOCATION

6.1 Tax Returns.

(a) Tax Periods Ending on or Before the Closing Date. Wheeler shall cause to be prepared all Tax Returns for each of the Companies for all Tax periods ending on or prior to the Closing Date. With respect to all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date (the “Short Tax Periods”): (i) the Companies shall close their books as of the end of the Short Tax Period (which will include the Closing Date) and compute taxable income or taxable loss for the Short Tax Period on the basis of the permanent books and records (including work papers) of the Companies for such periods; (ii) Wheeler shall cause to be prepared the necessary Tax Returns of the Companies; and (iii) Wheeler shall cause such Tax Returns to be filed by the due date of such returns (taking into account any extensions). Wheeler shall provide such relevant schedules or portions of Tax Returns and all other relevant schedules or portions of Tax Returns as required by REIT (including the entire Tax Return if requested) not less than forty-five (45) days prior to the due date thereof (as the same may be extended) and permit REIT to review and comment on each such Tax Return prior to filing.

(b) Tax Periods Ending After Closing Date. REIT shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending after the Closing Date.

6.2 Cooperation on Tax Matters.

(a) REIT and Wheeler shall cooperate fully in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes of the Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other Proceeding and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. REIT agrees: (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the later of the expiration of the federal statute of limitations (and any extensions thereof) or seven (7) years after the filing of such Tax Returns, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give Wheeler reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, Wheeler shall be allowed to take possession of such books and records.

(b) Wheeler shall have the right to elect to control any audit or examination by any taxing authority, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes of the Companies that relates solely to any taxable period that ends on or before the Closing Date (a “Pre-Closing Tax Period”); provided, however, that REIT shall promptly notify Wheeler of any audit, Proceeding or other event described in the preceding clause of this sentence (an “Event”), provided further, however, REIT shall have the right to participate in such Event and consult with Wheeler with respect to the resolution of any issue relating to Taxes arising as a result of or in connection with such Event and Wheeler shall not, without the prior consent of REIT (which shall not be unreasonably conditioned, withheld or delayed), finally settle, compromise or resolve any matter related to such Event. REIT shall have the right to control any Event that does not relate solely to any Pre-Closing Tax Period; provided, however, that Wheeler shall have the right to participate in such Event and consult with REIT with respect to the resolution of any issue relating to Taxes arising as a result of or in connection with such Event and REIT shall not, without the prior consent of Wheeler (which shall not be unreasonably conditioned, withheld or delayed), finally settle, compromise or resolve any matter related to such Event if such final settlement, compromise or resolution would result in liability to Wheeler. To the extent there is any conflict between this Section 6.2(b) and Sections 5.4 (a)-(c), the provisions set forth above shall control.

6.3 Straddle Period. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Companies that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.3. The portion of such tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

6.4 Tax Refunds and Credits. Any Tax refund, credit or reduction of the Companies with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period (other than any refund or credit resulting from the carryback of any Tax attribute generated after the Closing Date), shall be for the account of Wheeler, and REIT or the Companies shall pay over to

Wheeler the amount equal to such refund or credit net of any reasonable costs or Taxes attributable to obtaining such refund or credit within ten (10) days after receipt or utilization thereof. Notwithstanding the foregoing or anything in this Agreement to the contrary, REIT and the Companies shall have the right to set-off against or withhold from any Tax refunds or credits received by REIT or the Companies after the Closing for the account of Wheeler any amount for which it is entitled to recovery or payment under this Agreement that is unpaid and any amount subject to any pending claim asserted pursuant to this Agreement until such claim is finally resolved.

6.5 Tax Covenants. For purposes of allocating items of income, gain, loss and deduction with respect to the contributed Membership Interests in the manner required by Section 704(c) of the Code, REIT shall employ, and shall cause any entity controlled by REIT which holds title to the contributed Membership Interests or assets to employ the “traditional method” (without curative allocations) as set forth in Treasury Regulations section 1.704-3(b)(1).

6.6 Purchase Price Allocation. Schedule 6.6 sets forth the a value assigned to each of the underlying assets contributed and liabilities assumed as a result of the Membership Interest Contribution by Wheeler. The allocation contained in this Section 6.6 shall be consistent with the Purchase Price set forth in Section 1.2.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to Obligations of REIT. The obligations of REIT under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by REIT by written waiver at or prior to the Closing Date:

(a) Representations and Warranties. All representations and warranties by Wheeler contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date.

(b) Covenants. Wheeler and the Companies shall have performed, observed and complied with all covenants, conditions, obligations and agreements required by this Agreement to be performed, observed and complied with on their party either on or prior to the Closing Date.

(c) No Material Adverse Effect. There shall not have occurred any event or development that has had or is reasonably expected to have a Material Adverse Effect, including, without limitation, no material change in the physical condition of the property of any Company or the title to the property of any Company since the Effective Date.

(d) Third-Party Action. No action, Proceeding, investigation, inquiry or objection by any Government Agency or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

(e) Wheeler’s Closing Deliveries. Wheeler shall have executed (as applicable) and delivered all of Wheeler’s Closing Deliveries.

7.2 Conditions Precedent to Obligations of Wheeler. The obligations of Wheeler under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. All representations and warranties by REIT contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date.

(b) Covenants. REIT shall have performed, observed and complied with all covenants, conditions, obligations and agreements required by this Agreement to be performed, observed and complied with by REIT on or prior to the Closing Date.

ARTICLE 8

GENERAL PROVISIONS

8.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1(a):

“Agreement” shall have the meaning ascribed to it in the Introductory Paragraph hereof.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Contribution and Subscription Agreements, Tax Protection Agreement by and Among Wheeler and REIT dated October 24, 2014 and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by REIT, the Companies, or Wheeler in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Applicable Rate” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reasonable basis for any specified consequence.

“Benefit Plan” shall have the meaning ascribed to it in Section 3.11(a) hereof.

“Claims” shall have the meaning ascribed to it in Section 5.2 hereof.

“Claim Notice” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Closing” shall have the meaning ascribed to it in Section 1.1 hereof.

“Closing Date” shall have the meaning ascribed to it in Section 1.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company or Companies” shall have the meaning ascribed to it in Section B of the Recitals Section hereof.

“Contributed Companies” shall have the meaning ascribed to it in Section A of the Recitals hereof.

“Contribution and Subscription Agreements” shall mean the Contribution and Subscription Agreements attached hereto as Exhibit C.

“Effective Date” shall have the meaning ascribed to it in the Introductory Paragraph hereof.

“Employees” shall have the meaning ascribed to it in Section 3.12(a) hereof.

“ERISA” shall have the meaning ascribed to it in Section 3.11(a) hereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with either of the Companies or (ii) which together with either or both of the Companies are treated as a single employer under Section 414(t) of the Code.

“Event” shall have the meaning ascribed to it in Section 6.2(b) hereof.

“Governing Documents” shall have the meaning ascribed to it in Section 3.1(c) hereof.

“Government Agency” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earn-out” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) cash, book or bank account overdrafts and (C) any and all amounts owed by the Companies to any of Wheeler’s Affiliates not accrued in the Ordinary Course of Business.

“Indemnified Party” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Indemnifying Party” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights of authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, code, ordinance, rule, regulation, constitution, treaty, common law or other requirement of any Government Agency.

“Liens” means, collectively, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset or (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Litigation Conditions” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Material Adverse Effect” means any change, development or effect having a material adverse change on the property of any Company, assets, liabilities, results of operations, condition (financial or otherwise), employee or customer relations, or prospects of the Companies; provided, however, that any adverse effect arising out of or resulting from an event, occurrence or condition, or series of events, occurrences or conditions relating to: (a) the United States economy generally; (b) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States; or (c) acts of war, insurrection, sabotage or terrorism shall not constitute a Material Adverse Effect.

“Material Contract” shall have the meaning ascribed to it in Section 3.6(a) hereof.

“Membership Interests” shall have the meaning ascribed to it in Section 1.1 hereof.

“Notice Period” shall have the meaning ascribed to it in Section 5.4(a) hereof.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Government Agency.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Companies through the date hereof consistent with past custom and practice (including with respect to quantity and frequency).

“Per Share Value” means the per share closing price of REIT’s common stock as of the date prior to the date of the “Closing”.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Pre-Closing Tax Period” shall have the meaning ascribed to it in Section 6.2(b) hereof.

“Pre-Closing Straddle Period” shall have the meaning ascribed to it in Section 6.3 hereof.

“Post-Closing Straddle Period” shall have the meaning ascribed to it in Section 6.3 hereof.

“Privilege Period” shall have the meaning ascribed to it in Section 6.3 hereof.

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at Law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Government Agency.

“Purchase Price” shall have the meaning ascribed to it in Section 1.2 hereof.

“REIT” shall have the meaning ascribed to it in the Introductory Paragraph hereof.

“REIT Indemnified Parties” shall have the meaning ascribed to it in Section hereof shall have the meaning ascribed to it in Section 5.2 hereof.

“Registered Intellectual Property” shall have the meaning ascribed to it in Section 3.5 hereof.

“Salary Continuation Plans” shall have the meaning ascribed to it in Section 3.12(a) hereof.

“Short Tax Periods” shall have the meaning ascribed to it in Section 6.1(a) hereof.

“Straddle Period” shall have the meaning ascribed to it in Section 3.10(b) hereof.

“Tax” or “Taxes” means: (i) any foreign, federal, state or local income, alternative or add-on minimum, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, ad valorem, transfer, fuel, excise, profits, license, employment, severance, stamp, occupation, premium, environmental, windfall profit, parking, payroll, withholding, unemployment compensation, social security, retirement, custom, duty or other Tax, governmental fee or other like Tax, assessment or charge, together with any interest, penalty or addition to Tax, whether disputed or not; (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Government Agency; (iii) unclaimed property or abandoned property; (iv) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; (v) any liability for the payment of any amounts as a result of being a party to any Tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person; and (vi) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Return” means all returns, statements, reports, elections, schedules, claims for refund, and forms (including estismated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

“Treasury Regulations” means the means the tax regulations issued by the IRS.

“UPREIT Shares” means partnership common units in REIT governed by the terms of REIT’s Amended and Restated Agreement of Limited Partnership and issued to Wheeler in accordance with the terms and conditions of Wheeler’s Contribution and Subscription Agreements.

“Violation” shall have the meaning ascribed to it in Section 2.3 hereof.

“Wheeler” shall have the meaning ascribed to it in the Introductory Paragraph hereof.

“Wheeler’s Closing Deliveries” shall have the meaning ascribed to it in Section 1.3(a) hereof.

“Wheeler Interests” shall have the meaning ascribed to it in Section A of the Recitals Section hereof.

“Wheeler’s Knowledge” means all information that is actually known, or in the exercise of reasonable diligence, should be known, by each of the Companies and Wheeler (and, if applicable, each of their respective members, managers, officers and directors).

“Wheeler Management” shall have the meaning ascribed to it in Section A of the Recitals Section hereof.

“Wheeler Real Estate” shall have the meaning ascribed to it in Section B of the Recitals Section hereof.

(b) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) The words “include,” “includes” and “including” or any variation thereof shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(ii) The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(iii) The insertion of headings, provision of a table of contents, division of this Agreement into articles, sections and other subdivisions in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement;

(iv) Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to both genders; and

(v) All references to monetary amounts are to currency of the United States of America.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.2 Notices. All notices and other communications permitted or required hereunder shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if mailed, five (5) business days after mailing, certified mail, return receipt requested, (iii) if sent by nationally recognized overnight courier or delivery service (such as Federal Express), one (1) business day after sending, or (iv) if sent by electronic mail (with acknowledgment of complete transmission by way of “delivery receipt” or “read receipt” notice), or by facsimile transmission (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), when received, but only if notice is sent the same day by another method permitted by this Section 8.2.

If to Wheeler:	Jon S. Wheeler
Riversedge North
2529 Virginia Beach Blvd, Suite 200
Virginia Beach, Virginia 23452
Telephone: 757-627-9088
Fax: (757) 627-9081
Email: jon@whlr.us

With a copy to:	Haneberg, PLC
310 Granite Ave.
Richmond, Virginia 23226
Attention: Bradley A. Haneberg, Esq.
Telephone: (804) 814-2209
Email: bradhaneberg@gmail.com

If to REIT:	Wheeler REIT, L.P.
Riversedge North
2529 Virginia Beach Blvd, Suite 200
Virginia Beach, Virginia 23452
Attention: Jon S. Wheeler
Telephone: (757) 627-9088
Fax: (757) 627-9081
Email: jon@whlr.us

With a copy to:	Haneberg, PLC
310 Granite Ave.
Richmond, VA 23226
Attention: Bradley A. Haneberg, Esq.
Telephone: (804) 814-2209
Email: bradhaneberg@gmail.com

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

8.3 Entire Agreement. This Agreement, together with its exhibits and schedules, and the Ancillary Agreements sets forth the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.4 Assignment; Third Party Beneficiaries. This Agreement may not be assigned (by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that REIT’s rights under this Agreement are assignable by REIT, without further consent of Wheeler, to any entity affiliated with or controlled by REIT or any of REIT’s principals or any Person to which REIT or any of its affiliates proposes to sell all or substantially all of the assets relating to REIT’s business. All the terms, covenants, representations, warranties and conditions of this Agreement are and shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

8.5 Waiver. No waiver of any of the provisions of this Agreement shall be effective unless made in a writing by the party making the waiver or be deemed or constitute a waiver of any other provision hereof (whether or not similar). Failure of any party at any time or times to require performance of any provisions herein shall in no manner affect the right at a later time to enforce the provision. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Agreement.

8.6 Amendment. This Agreement can be amended, supplemented or changed by the parties hereto at any time only by execution of an instrument in writing making specific reference to this Agreement signed by all of the parties hereto.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms or provisions of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision so as to achieve, to the extent possible, the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.8 Counterparts. This Agreement may be executed by facsimile or electronic mail in in one or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement, it being understood that all parties need not sign the same counterpart. If executed by facsimile or electronic mail, the parties to this Agreement may rely on an electronic copy or facsimile copy as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the Laws of the Commonwealth of Virginia without regard to its conflicts of law provisions. Each of the parties hereto irrevocably submits and consents to the exclusive jurisdiction and venue of any Virginia state or U.S. federal court located in the Commonwealth of Virginia, in connection with any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry Proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof.

8.10 Further Assurances. Without limiting any other rights or obligations of the parties contained in this Agreement, following the Closing Date, each party agrees to execute, or cause to be executed, such documents, instruments or conveyances and take such actions as may be reasonably requested by the other party to effectuate the purposes of this Agreement, including, without limitation, such instruments as shall be reasonably requested by REIT to vest in REIT title in and to the Membership Interests in accordance with the provisions of this Agreement.

8.11 Publicity. Neither REIT nor Wheeler shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of REIT, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which REIT or its Affiliates lists securities, if applicable.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Time is of the Essence. Time is of the essence with respect to every provision of this Agreement. However, if the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.

[Remainder of page intentionally left blank – Signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Membership Interest Contribution Agreement to be duly executed personally or by its duly authorized officer or representative on the date first above written.

WHEELER:

/s/ Jon S. Wheeler
JON S. WHEELER, an individual

REIT:

WHEELER REIT, L. P., a Virginia limited partnership

By: Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:	/s/ Jon S. Wheeler
Jon S. Wheeler, Chairman/CEO